Independent Auditors' Consent


The Board of Trustees of
The Advisors' Inner Circle Fund:

We consent to the use of our reports dated December 23, 2003, incorporated herein by reference, with respect to the financial statements of the Japan Smaller Companies Fund, HGK Equity Value Fund, AIG Money Market Fund, FMC Select Fund, FMC Strategic Value Fund, LSV Value Equity Fund, Toews S&P 500 Hedged Index Fund, Toews Nasdaq-100 Hedged Index Fund, Synovus Large Cap Core Equity Fund, Synovus Mid Cap Value Fund, Synovus Intermediate-Term Bond Fund, Synovus Georgia Municipal Bond Fund, Commerce Capital Government Money Market Fund, Commerce Capital Treasury Obligations Money Market Fund, C & B Tax-Managed Value Portfolio, C & B Mid Cap Value Portfolio, C & B Large Cap Value Portfolio, Sterling Capital Balanced Fund, Sterling Capital Small Cap Value Fund, CB Core Equity Fund, McKinley Capital Large Cap Growth Fund, Chartwell Small Cap Value Fund, Chartwell Large Cap Core Fund and United Association S&P 500 Index Fund (the "Funds"), twenty-four of the forty-five funds constituting The Advisors' Inner Circle Fund as of October 31, 2003, and to the references to our firm under the headings "Financial Highlights" in the Prospectuses and "Independent Public Accountant" in the Statements of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 26, 2004